SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 3)

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CALYPTE BIOMEDICAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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1265 Harbor Bay Parkway
Alameda, California 94502

December 20, 2002

Dear Stockholder:

You are cordially invited to attend Calypte Biomedical Corporation’s Annual Meeting of Stockholders on Thursday, February 6, 2003. The meeting will begin promptly at 9:00 a.m. local time, at the Company’s offices located at 1265 Harbor Bay Parkway, Alameda, California 94502.

The official Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and 2001 Annual Report to Stockholders are included with this letter. The matters listed in the Notice of Annual Meeting of Stockholders are described in detail in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to complete, sign and date the enclosed proxy card and return it in the accompanying envelope as soon as possible so that your stock may be represented at the meeting.

Sincerely,

Anthony J. Cataldo
Executive Chairman

1265 Harbor Bay Parkway
Alameda, California 94502

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on February 6, 2003

December 20, 2002

The 2002 Annual Meeting of Stockholders of Calypte Biomedical Corporation (the “Company”) will be held at the Company’s headquarters offices located at 1265 Harbor Bay Parkway, Alameda, California, 94502, on Thursday, February 6, 2003, at 9:00 a.m. local time, for the following purposes:

1.	To elect eight directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To amend the Company’s Amended and Restated Certificate of Incorporation to effect an increase in the number of authorized shares of the Company’s Common Stock from 200,000,000 to 550,000,000;

3.
To vote on a proposed amendment to the 2000 Equity Incentive Plan to increase by 83,000,000 the number of shares of Common Stock reserved for issuance thereunder, to increase the annual grant limit to 10,000,000 shares for a plan participant, and to eliminate the exercise price limitation of 85% of the market price on the date of the grant;

4.	To vote on a proposed amendment to the 1995 Director Option Plan to increase by 7,150,000 the number of shares of Common Stock reserved for issuance thereunder;

5.	To vote on a proposed amendment to the 1995 Employee Stock Purchase Plan to increase by 3,700,000 the number of shares of Common Stock reserved for issuance thereunder;

6.
To ratify the appointment by the Board of Directors of KPMG LLP as independent auditors to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2002; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record on December 16, 2002 will be eligible to vote at this meeting. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting. To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

By order of the Board of Directors,

Nancy E. Katz
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the proxy card in the envelope provided, which requires no postage if mailed in the United States.

1265 Harbor Bay Parkway
Alameda, California 94502

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Calypte Biomedical Corporation (“Calypte” or the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements or adjournments thereof, to be held at the Company’s principal executive offices located at 1265 Harbor Bay Parkway, Alameda, California 94502, on Thursday, February 6, 2003, at 9:00 a.m. local time. The telephone number at that address is (510) 749-5100. Every stockholder shall have the right to vote whether in person or by one or more agents authorized by a written proxy signed by the stockholder and filed with the secretary of the Company. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

INFORMATION CONCERNING SOLICITATION AND VOTING

The close of business on December 16, 2002 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company, par value $.001 per share (“Common Stock”) entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 139,127,447 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of a majority of voting power of the Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting except as otherwise provided by statute. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder, and stockholders shall not be entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders.

Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. With the exception of Proposal 2, the Proposed Amendment to the Amended and Restated Certificate of Incorporation, all other proposals to come before the Annual Meeting require the approval of a majority of the shares of stock having voting power present. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

With respect to Proposal 2 only, the affirmative vote of a majority of the shares of the Company’s Common Stock issued and outstanding as of the Record Date and entitled to vote is required for approval. Abstentions will be treated as shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approval. Thus, abstentions have the effect of negative votes on the proposal. If no specific instructions are given in the proxy, the shares will be voted for approval of Proposal 2. Shares as to which proxy authority has been withheld with respect to Proposal 2, including broker non-votes, will not be considered as present or represented with respect to the proposal but will otherwise have the same effect as a negative vote on Proposal 2.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:

(1) for the nominees for director named in the Proxy Statement; (2) for the authorization of an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect an increase in the number of shares of the Company’s Common Stock; (3) for the proposed amendment to the 2000 Equity Incentive Plan; (4) for the proposed amendment to the 1995 Directors Option Plan; (5) for the proposed amendment to the 1995 Employee Stock Purchase Plan; and (6) for ratification of the appointment of KPMG LLP, as independent auditors.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitations may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

ELECTION OF DIRECTORS
(Proposal 1)

At the Annual Meeting, eight directors are to be elected to hold office until the 2003 Annual Meeting. Each director, including a director elected or appointed to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. There are no family relationships among any of the directors or executive officers of the Company. The nominees listed below except for Dian J. Harrison are all now Calypte directors. The Board knows of no reason why any nominee may be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend. The nominees receiving the highest number of affirmative votes will be elected to the Board.

Certain information relating to each director nominee is set forth below:

Name	Age	Principal Occupation	Director Since
Anthony J. Cataldo	51	Executive Chairman, Calypte Biomedical Corporation	5/02
Nancy E. Katz	43	President and Chief Executive Officer, Calypte Biomedical Corporation	10/99
John J. DiPietro	44	Chief Financial Officer, Chronix Biomedical, Inc.	10/99
Paul Freiman	68	President and Chief Executive Officer, Neurobiological Technologies, Inc.	12/97
Dian J. Harrison	54	President and Chief Executive Officer Planned Parenthood Golden Gate	Nominee
Julius R. Krevans, M.D.	78	Retired Chancellor Emeritus, Director of International Medical Services University of California, San Francisco	3/95
Mark Novitch, M.D.	70	Retired Adjunct Professor, George Washington University Medical Center	9/95
Zafar Randawa, Ph.D.	54	Director of the New Technology Evaluation Division, Otsuka America Pharmaceutical	12/96

Anthony J. Cataldo was appointed Executive Chairman in May 2002. Mr. Caltaldo has held management positions with a number of emerging growth and publicly traded companies. He has served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production Company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. During his association with Miracle Entertainment, Miracle Entertainment had revenues of approximately CDN $7.1 million. From August 1996 to December 1998, Mr. Cataldo served as President and Chairman of the Board to Senetek, PLC, a publicly traded biotechnology company involved in age-related therapies. From 1990 to 1995, Mr. Cataldo held various positions including Chairman and Chief Executive Office with Management Technologies, Inc., a manufacturer and seller of trading system and banking software systems. He has also held the position of Executive Vice President and was co-founder of Hogan Systems, a banking software manufacturer and retailer. Mr. Cataldo has also served as President of Internet Systems, a pioneer in the Internet banking arena. Mr. Cataldo served in the United States Air Force from 1969 to 1973.

Nancy E. Katz has served as the Company’s President and Chief Executive Officer since December 2001. From June 2000 through December 2001 she was the Company’s President, Chief Executive Officer and Chief Financial Officer. From October 1999 until June 2000 she was President, Chief Operating Officer and Chief Financial Officer of the Company. She has been a member of the Board since October 1999. Prior to joining Calypte, Ms. Katz served as president of Zila Pharm Inc., a prescription and non-prescription oral health care products company. From 1995 to 1998, Ms. Katz led sales and marketing efforts for LifeScan, the diabetes testing division of Johnson & Johnson. Ms. Katz also served as vice president of U.S. marketing, directing LifeScan’s marketing and customer call center departments. During her seven-year career at Schering-Plough Healthcare Products from 1987 to 1994, she held numerous positions including senior director, and general manager, marketing director, Footcare New Products, and product director, OTC New Products. Ms. Katz also held various product management positions at Whitehall Laboratories, a division of American Home Products, from 1981 to 1987. Ms. Katz is a member of the Board of Directors of Neoprobe Corporation. Ms. Katz received her B.A. from the University of South Florida.

John J. DiPietro was elected to the Company’s Board of Directors in October 1999. Since September 2002, he has served as the Chief Financial Officer of Chronix Biomedical Inc. From September 1999 to September 2002 he had been the Chief Financial Officer and Vice President—Finance and Administration of Tripath Technology, Inc., a semi-conductor manufacturing company. He had served as Calypte’s Chief Operating Officer, Vice President of Finance, Chief Financial Officer and Secretary from December 1997 through September 1999. From October 1995 until December 1997, he served as the Vice President of Finance, Chief Financial Officer and Secretary. Prior to joining the Company, he was Vice President of Finance, Chief Financial Officer and Secretary of Meris Laboratories, Inc., a full service clinical laboratory, from 1991 until 1995. He is a Certified Public Accountant and received his M.B.A. from the University of Chicago, Graduate School of Business and a B.S. in Accounting from Lehigh University.

Paul Freiman has served as a member of the Company’s Board of Directors since December 1997. He has served as the President and Chief Executive Officer of Neurobiological Technologies, Inc. since May 1997. In 1995, Mr. Freiman retired from his position as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company. From 1962 until 1994, he held several other positions at Syntex Corporation, including President and Chief Operating Officer. Mr. Freiman is currently serving on the board of Penwest Pharmaceuticals Inc. and Neurobiological Technologies, Inc and several private biotechnology companies He has been chairman of the Pharmaceutical Manufacturers Association of America (PhARMA) and has also chaired a number of key PhARMA committees. Mr. Freiman is also an advisor to Burrill & Co., a San Francisco merchant bank.

Dian J. Harrison has been nominated to serve as a member of the Company's Board of Directors. She has served as President and Chief Executive Officer of Planned Parenthood Golden Gate since January 1996. Ms. Harrison also served as the Chief Executive Officer of the Planned Parenthood Association of San Mateo County from February 1993 through December 1995. Prior to that, Ms. Harrison served as the Assistant Director of Finance and Administration of the Redevelopment Agency for the City of San Jose, California from November 1990 through February 1993. Ms. Harrison has also served as the Executive Director of the Santa Clara Valley Urban League, Inc, and as President and Chief Executive Officer of the Austin Area Urban League,

Inc. Ms. Harrison received a Masters degree in Social Work Planning and Administration from Western Michigan University and a Bachelors degree in sociology from California State University at Los Angeles.

Julius R. Krevans, M.D. has served on the Company’s Board of Directors since March 1995. Dr. Krevans served as Chancellor Emeritus and Director of International Medical Care at University of California at San Francisco from 1993 through June 2002. From 1982 until 1993, Dr. Krevans served as Chancellor at UCSF, and was Dean of the School of Medicine at UCSF from 1971 until 1982. Prior to this, Dr. Krevans served as Dean for Academic Affairs at Johns Hopkins University School of Medicine where he also served on the faculty for 18 years and was Professor of Medicine from 1968 until 1971. He is also Chairman of the Board of Directors of Neoprobe Corporation. Dr. Krevans received his M.D. from New York University, College of Medicine and completed a residency in Medicine at Johns Hopkins University School of Medicine.

Mark Novitch, M.D. has served on the Company’s Board of Directors since September 1995. Since 1993, Dr. Novitch has been a private consultant in the pharmaceutical industry. Dr. Novitch was an Adjunct Professor at George Washington University Medical Center from July 1997 to June 2001. From October 1994 to June 1997 Dr. Novitch served as a Professor of Health Care Sciences at George Washington University Medical Center. From 1985 until 1993, he served in senior executive positions with the Upjohn Company, a medical products company, including Vice Chairman of the Board of Directors, Corporate Executive Vice President, Corporate Senior Vice President for Scientific Administration and Corporate Vice President. Prior to this, for 14 years, Dr. Novitch served with the FDA where from 1983 until 1984 he was Acting Commissioner. For seven years, Dr. Novitch was on the faculty at Harvard Medical School. He is a member of the Board of Directors of Alteon, Inc., Neurogen Corporation, Guidant Corporation, and Kos Pharmaceutical. Dr. Novitch received his A.B. from Yale University, and his M.D. from the New York Medical College.

Zafar Randawa, Ph.D. has served on the Company’s Board of Directors since December 1996. Dr. Randawa is currently the Director of the New Technology Evaluation Division of Otsuka America Pharmaceutical, Inc. and has served in this capacity since September 1995. From 1989 until September 1995, Dr. Randawa served as a Chief Scientist at Otsuka America Pharmaceutical, Inc. Dr. Randawa received his Ph.D. in Biochemistry at Oregon Health Sciences University, his Master of Science degree in Biochemistry at Karachi University in Karachi, Pakistan, his B.S. in Biochemistry from Karachi University and his B.S. in Chemistry from Panjab University in Lahore, Pakistan.

Approval Required

Approval of Proposal 1 requires the affirmative vote of a plurality of the outstanding shares of Common Stock of the Company represented and voting at the Annual Meeting.

The Board recommends a vote FOR the election of all named nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board met twenty five (25) times during 2001. The Board has standing Audit, Compensation and Nominating Committees. During 2001, all directors attended at least 75% of the aggregate number of meetings of the Board and the standing committees on which they served during the period in which they served as directors.

Audit Committee

The Audit Committee consists of Mr. Freiman as Chairman, Mr. DiPietro, Dr. Krevans, and Dr. Novitch. The Audit Committee recommends the engagement of the Company’s independent auditors, approves the services performed by such auditors, reviews and evaluates the Company’s accounting principles and its system of accounting controls, and reviews with the auditors the Company’s annual audited financial statements and the audit thereof. There were four (4) audit committee meetings in 2001, one to discuss the results of the audit of the financial statements for the fiscal year ended December 31, 2000, and three to discuss the quarterly results for the first three quarters of 2001. The audit committee meeting to discuss the results of the audit of the financial statements of the Company for the year ended December 31, 2001 was held in February, 2002.

Compensation Committee

The Compensation Committee consisted of Dr. Krevans as Chairman, Mr. Freiman, and Ms. Williams. In May 2002, simultaneous with her voluntary resignation from the Board of Directors, Ms. Williams resigned from the Committee and was replaced by Mr. Landau. Subsequent to Mr. Landau’s resignation as a board member in November 2002, his position on the committee remains vacant. The Compensation Committee reviews and approves the compensation of the Company’s executive officers and administers the Company’s stock plans. The Compensation Committee met two (2) times in 2001.

Nominating Committee

The Nominating Committee consisted of Mr. Freiman as Chairman, and Mr. Collins, Dr. Novitch, and Ms. Williams. In May 2002 simultaneous with their respective voluntary resignations from the Board of Directors, Mr. Collins and Ms. Williams resigned from the Committee and Dr. Krevans was added to the Committee. The Nominating Committee recommends future additions, deletions and slates of board members to the full Board. The Nominating Committee met once in 2001.

The Nominating Committee will consider stockholder suggestions for nominees for director other than self-nominating suggestions. Suggestions may be submitted to the Secretary of the Company at the Company’s administrative offices. The Committee will consider suggestions received by the Secretary’s office prior to December 31 at a meeting the following year, preceding the mailing of proxy material to stockholders.

Director Compensation

The Company’s directors are reimbursed for their out-of-pocket travel expenses associated with their attendance at Board meetings. Under the terms of the Company’s 1995 Director Option Plan, non-employee directors of the Company are eligible to receive grants of options to purchase shares of Common Stock.

Director Option Plan

The Company’s Board of Directors adopted the Director Option Plan in December 1995 and the stockholders approved it in 1996. Stockholders are being asked in this Proxy to approve an amendment to the Plan to increase the number of shares reserved for issuance by 7,150,000. The Plan was most recently amended at the Company’s September 2001 Annual Stockholders’ Meeting. Under the amended Director Option Plan, the Company has reserved 2,850,000 shares of common stock for issuance to the directors of the Company pursuant to nonstatutory stock options. The Company’s Board of Directors determines the number of shares of the Company’s stock that will be granted each year to newly-elected and re-elected directors. Options may be granted under this plan to non-employee directors or directors who also serve as consultants of the Company. Each option granted under the Director Option Plan shall be exercisable at 100% of the fair market value of the Company’s common stock on the date such option was granted. Each grant under the plan will vest monthly over the twelve month period commencing with the director’s date of election or re-election, provided that the option will become vested and fully exercisable on the date of the next annual meeting of stockholders if such meeting occurs less than one year after the date of the grant. The plan shall be in effect for a term of ten years unless sooner terminated under the Director Option Plan.

There were 350,000 Common Stock options granted in 2001 under the Director Option Plan.

INFORMATION ON EXECUTIVE COMPENSATION

The following table sets forth certain compensation awarded or paid by the Company during the years ended December 31, 2001, 2000 and 1999 to persons who served as its Chief Executive Officer and as its other executive officers during 2001 (collectively, the “Named Executive Officers”). The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total salary and bonus earned by each of the named Executive Officers in each fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Long-Term Compensation Securities Underlying Options Granted (1)		All Other Compensation ($)
David E. Collins(2)	2001	60,000	(3)	0		350,000	(4)	0
Former Chairman of the Board of Directors,	2000	65,750	(5)	0		82,000	(6)	3,750	(7)
Former Chief Executive Officer	1999	26,500	(5)	0		170,000	(8)	7,083	(9)
Nancy E. Katz(10)	2001	239,039		0		900,000		0
President, Chief Executive Officer,	2000	240,962		98,775	(11)	300,000		0
Chief Financial Officer and Member of the Board of Directors	1999	42,308		0		450,000		0
Richard D. Brounstein(12)	2001	4,808		0		750,000	(13)	26,000	(14)
Executive Vice President, Chief Financial Officer and Member of the Board of Directors

(1)	All figures in this column represent options to purchase the Company’s common stock.
(2)
Mr. Collins served as Chairman of the Board from June 2000 through May 2002. He served as Vice Chairman of the Board of Directors from December 1997 through May 2000 and as member of the Board of Directors since December 1995. Mr. Collins also served as Chief Executive Officer from October 1999 to June 2000.

(3)
Represents amounts paid pursuant to the October 2000 Consulting Agreement between Mr. Collins and the Company. Payment was made in the form of 43,636 shares of Calypte Common Stock granted to Mr. Collins at par value of $0.001 per share and which were valued at $1.375 per share on the date of the share grant.

(4)
Represents option grant for 50,000 shares pursuant to service as a Director of the Company and an option grant for 300,000 shares pursuant to the October 2001 Consulting Agreement between Mr. Collins and the Company under which he serves as Chairman of the Board.

(5)	Represents amounts paid or accrued pursuant to the October 1999 Consulting Agreement between Mr. Collins and the Company.
(6)
Reflects option grant for 12,000 shares for service as a Director of the Company, option grant for 20,000 shares for service as Chairman of the Board of Directors of the Company, and an option grant for 50,000 shares made upon cancellation of certain options previously granted, and re-issuance at the same price as the cancelled grant.

(7)	Represents Directors fees for services rendered in 1999 and 2000.
(8)
Reflects option grant for 150,000 shares under the terms of the October 1999 Consulting Agreement between Mr. Collins and the Company and an option grant for 20,000 shares pursuant to service as a Director of the Company.

(9)	Represents Director’s fees for services rendered in 1998 and 1999.
(10)
Ms. Katz has served as President and Chief Executive Officer since December 2001. From June 2000 through December 2001, she served as President, Chief Executive Officer and Chief Financial Officer. She joined the Company in October 1999 as President, Chief Operating Officer, and Chief Financial Officer.

(11)	Represents stock bonus of 25,000 shares valued at $50,000 plus gross-up for payment of income taxes.
(12)	Mr. Brounstein joined the Company in December 2001 as Executive Vice President and Chief Financial Officer. He had served the Company as a Financial Consultant from July 2001 through December 2001.
(13)
Represents option grant for 500,000 shares pursuant to Employment Agreement between Mr. Brounstein and the Company and an option grant for 250,000 shares made pursuant to the July 2001 Consulting Contract between Mr. Brounstein and the Company.

(14)	Represents cash payments made pursuant to the July 2001 Consulting Contract between Mr. Brounstein and the Company.

The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2001:

Stock Option Grants in Last Fiscal Year
Individual Grants

	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/sh)(2)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name							5%($)	10%($)
David E. Collins	50,000	(4)	0.60%	0.2000		9/20/11	6,289	15,937
	300,000	(5)	3.59%	0.2200		12/11/11	41,507	105,187
Nancy E. Katz	36,184	(6)	0.43%	0.3800	(7)	4/24/11	8,647	21,914
	82,500	(8)	0.99%	0.2700	(7)	6/21/11	14,009	35,501
	79,024	(9)	0.95%	0.2900		7/16/11	14,412	36,524
	123,750	(10)	1.48%	0.1600		9/24/11	12,452	31,556
	578,542	(11)	6.92%	0.2400		10/31/11	87,322	221,291
Richard D. Brounstein	250,000	(12)	2.99%	0.2000		8/16/11	31,445	79,687
	500,000	(13)	5.98%	0.2200		12/11/11	69,178	175,312

(1)
Based on the aggregate of 8,007,522 options granted under the Company’s 2000 Equity Incentive Plan to employees and consultants to the Company and 350,000 options granted to Consultant Directors under the Company’s 1995 Director Option Plan during the year ended December 31, 2001, including the Named Executive Officers.

(2)	Unless otherwise indicated, the exercise price was based on the closing price of the stock on the date of grant on the Over-The-Counter-Bulletin-Board, except as otherwise indicated.
(3)
The assumed 5% and 10% compound rates of annual stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future common stock prices. Assuming a ten-year option term, annual compounding results in total appreciation of 62.9% (at 5% per year) and 159.4% (at 10% per year).

(4)
Options granted under the Director Option Plan become exercisable at the rate of 4,166 shares per month beginning October 20, 2001, continuing at that rate on each monthly anniversary thereafter through the earlier of September 20, 2002, or the date of the next stockholders’ meeting, at which time all unvested options will vest. The options expire ten years from the date of grant. The grant was made pursuant to service as a Director of the Company.

(5)
Represents option grant for 300,000 shares pursuant to October 2001 Consulting Agreement between Mr. Collins and the Company under which he serves as Chairman of the Board of Directors. The options become exercisable ratably each month over the twelve-month term of the Consulting Agreement. The options expire ten years from the date of grant.

(6)	Options became exercisable six months following the April 24, 2001 grant date. The options expire ten years from the date of grant.

(7)	The exercise price was based on the closing price of the stock on the date of grant as reported on the Nasdaq SmallCap Market.
(8)	Options became exercisable three months following the June 24, 2001 grant date. The options expire ten years from the date of grant.
(9)
Options became exercisable at the rate of 15,805 shares per month beginning on August 16, 2001, continuing at that rate on each monthly anniversary thereafter through November 16, 2001. The options expire ten years from the date of grant.

(10)
Options become exercisable at the rate of 20,625 shares per month beginning on October 24, 2001, continuing at that rate on each monthly anniversary thereafter through February 24, 2002. The options expire ten years from the date of grant.

(11)
Options for 192,848 shares were immediately exercisable on the grant date, October 31, 2001. Options for an additional 192,847 shares become exercisable on the first anniversary of the grant date and options for the remaining 192,847 shares become exercisable on the second anniversary of the grant date. The options expire ten years from the date of grant.

(12)
Options were immediately exercisable at the date of grant, August 16, 2001. The options expire ten years from the date of grant. The grant was made pursuant to the Consulting Agreement between Mr. Brounstein and the Company.

(13)
Options for 166,667 shares were immediately exercisable on the grant date, December 11, 2001. Options for an additional 166,667 shares become exercisable on the first anniversary of the grant date and options for the remaining 166,666 shares become exercisable on the second anniversary of the grant date. The options expire ten years from the date of grant. The grant was made in conjunction with the hiring of Mr. Brounstein as an employee of the Company.

The following table sets forth information concerning option exercises for the year ended December 31, 2001, with respect to each of the Named Executive Officers.

Aggregated Option Exercises in 2001
and December 31, 2001 Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercisable Options at Fiscal Year End (#) (Exercisable/Unexercisable)(1)	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (Exercisable/ Unexercisable)(1)(3)
David E. Collins	100,000	34,380	0/0	0/0
Nancy E. Katz	162,204	40,551	61,875/61,875	1,856/1,856
Richard D. Brounstein	0	0	0/0	0/0

(1)	Reflects in-the-money options granted under the 2000 Equity Incentive Plan.
(2)
Value realized is based on the fair market value of the shares on the date of exercise as reported on the NASDAQ SmallCap Market minus the exercise price multiplied by the number of shares acquired on exercise.

(3)
Value realized and value of unexercised in-the-money options is based on a value of $0.19 per share of the Company’s Common Stock, the closing price on December 31, 2001 as quoted on the Over-The-Counter-Bulletin-Board. Amounts reflect such fair market value minus the exercise price multiplied by the number of shares to be acquired on exercise and do not indicate that the optionee actually sold such stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board has furnished the following report on executive compensation.

Role of Compensation Committee

The Compensation Committee is responsible for determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders’ interest. The Committee’s role is to review and approve the compensation of the Company’s executive officers and to administer the Company’s stock plans. The Compensation Committee consists of Mr. Freiman, Dr. Krevans, and Mr. Landau. Subsequent to Mr. Landau’s resignation as a board member in November 2002, his position on the Committee remains vacant.

Compensation Philosophy

The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives and senior management who can contribute to the continued success of the Company.

Base Salary

Base salary represents the fixed component of the executive compensation program. Base salaries of the Chief Executive Officer and senior management are determined by reviewing comparable market base salary compensation, individual performance, relevant experience and demonstrated capabilities in meeting the requirements of the position. The base salaries of the Chief Executive Officer and other members of Senior Management are determined by the Committee’s evaluation of attainment of stated overall goals and targets for the Company and the individual’s contribution and performance.

Long-term Incentive Awards

Stock option grants serve to align the Company’s stockholders’ and employees’ goals. The objectives of the stock option and purchase plans of the Company are to: (1) provide a long-term incentive to help reduce employee turnover, (2) provide a competitive package for recruiting new employees, (3) provide a long-term reward for loyalty, dedication and service, and (4) allow all employees to share in the rewards of “building stockholder value.”

Bonus

The Company does not have a formal annual bonus plan. Nevertheless, subject to the availability of sufficient cash resources, employees are eligible to earn annual cash or stock bonuses for achievement of both Company-wide and individual or departmental goals. This practice is designed to: (1) enhance the ability of the Company to attract and retain outstanding employees at all levels of the Company, (2) create a link between compensation and performance, (3) strengthen team building to foster a culture of fairness and equity, (4) motivate employees, and (5) create commonality by aligning the interests of the stockholders with those of the employees. Recommendations for cash bonus awards are made by management and approved by the Compensation Committee.

Chief Executive Officer Compensation

In January 2001, Mr. Collins received a stock grant of 43,636 shares of the Company’s Common Stock valued at $60,000 under the terms of a consulting agreement effective October 2000 for service as a consultant and as Chairman of the Board from October 2000 through September 2001. Under the terms of the 2000 agreement, Mr. Collins committed to spend not less than 5 days per month on Company business and received cash compensation of $1,000 per day for days in excess of 5 per month devoted to the Company’s business. The Committee considered this level of compensation appropriate in view of Mr. Collins’ background, leadership and accomplishments. Mr. Collins received no cash payments in 2001 for service on the Company’s Board of Directors. Mr. Collins served as Chief Executive Officer from October 1999 to June 2000. Mr. Collins voluntarily resigned from the Board of Directors May 9, 2002 without any disagreements with the practices or management of the Company.

In 2001, Ms. Katz received cash payments of $239,039 as salary pursuant to the terms of the October 1999 Employment Agreement between Ms. Katz and the Company. Ms. Katz also received aggregate option grants for 900,000 shares in 2001 but did not receive a stock bonus. The Committee considers this level of compensation appropriate in view of Ms. Katz’ background, leadership and accomplishments.

COMPENSATION COMMITTEE

Julius Krevans, M.D.
Paul Freiman

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and for administering various incentive compensation and benefit plans. The Compensation Committee consists of Mr. Freiman and Dr. Krevans. The position previously held by Mr. Landau on the Committee remains vacant subsequent to his November 2002 resignation as a Board member.

AUDIT COMMITTEE REPORT

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to monitor the integrity of the financial statements of the company, oversee the independence of the company’s independent auditor, and recommend to the Board the selection of the independent auditor responsible for making recommendations to the Board regarding the selection of independent accountants. With the exception of Mr. DiPietro, each of the members of the Audit Committee meets the independence requirements set forth in Rule 4200(a)(15) of NASD’s listing standards. Mr. DiPietro does not meet the definition of independence because of his consulting agreement with the Company through September 2000. The Board determined that Mr. DiPietro’s service on the Audit Committee was in the best interest of the Company and its stockholders because of Mr. DiPietro’s business experience with respect to financial oversight responsibilities.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•
Discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	Reviewed the written disclosures and the letter from KPMG LLP, required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the nonaudit service performed by KPMG LLP are compatible with maintaining their independence;

•
Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2001 Annual Report on Form 10-K/A (No. 2) for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission; and

•	Instructed the independent auditor that the Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

John DiPietro
Paul Freiman
Mark Novitch, M.D.
Julius Krevans, M.D.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

KPMG LLP has been the independent accounting firm that audits the financial statements of the Company since its inception. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit.

In addition to performing the audit of the Company’s consolidated financial statements, KPMG LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the Company’s 2001 financial statements	$114,400
Audit-related services	$21,200
All other services	$26,800

“Audit-related services” consisted primarily of review of registration statements and issuance of consents. “All other services” include tax planning and the preparation of tax returns of the Company.

KPMG LLP did not provide any services related to financial information systems design and implementation during 2001.

The Audit Committee reviews summaries of the services provided by KPMG LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

Employment Agreements

In October 2002, the Company entered into a new employment agreement with Nancy E. Katz as the President and Chief Executive Officer of the Company, which provides for an annual salary of $300,000. In addition, Ms. Katz was granted 4,400,000 options, subject to shareholder approval, exercisable at $0.08, all of which will vest immediately. The measurement date for this grant will be upon stockholder approval of the proposal to increase the share authorization by 83 million and permit annual grants of up to 10 million shares to an individual plan participant and may result in compensation expense for any intrinsic value on that date. Ms. Katz is also entitled to potential annual bonuses and increases in her base salary subject to annual review of her performance by the Company’s Compensation Committee during the term of her agreement. In the event of a change in control of the Company or if Ms. Katz is discharged without cause, she will be entitled to receive the balance of any compensation due to her under the agreement, but in no event will she receive less than twelve months of severance payments.

In May 2002, the Company entered into an agreement with Anthony J. Cataldo, the Company’s current Executive Chairman of the Board of Directors, to serve through May 10, 2007. The agreement provides for an annual salary of $400,000. In the event of a change in control of the Company or if Mr. Cataldo is discharged without cause, he will be entitled to receive the balance of any compensation due to him under the agreement, but in no event will he receive less than twelve months of severance payments. In addition, Mr. Cataldo was granted 1,966,666 fully vested stock options exercisable at $.015 per share and 6,000,000 stock options exercisable at $.03 per share. Of the 6,000,000 options exercisable at $.03 per share, 3,000,000 options were exercisable upon grant, with the balance becoming exercisable upon the one (1) year anniversary of the grant. The aforementioned options are exercisable for a period of five (5) years from the date of grant. Mr. Cataldo is also eligible for a bonus upon an annual review of his performance.

In October 2002, the Company renegotiated the terms of the option grant contained in Mr. Cataldo’s Employment Agreement, canceling the option grants in excess of the 900,000 shares permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to one plan participant and deferring a portion of his salary. An additional 7,066,666 of the previously granted options will be reissued out of the Company’s 2000 Equity Inventive Plan, subject to stockholders approval of the proposal to increase the share authorization by 83 million and permit annual grants of up to 10 million shares to an individual plan participant. The Company has also deferred approximately 30% of Mr. Cataldo’s cash compensation, which the Company is accruing, until such time as Mr. Cataldo and the Company mutually agree the Company is in a financial position to compensate him in accordance with the terms of his agreement. In return for these concessions, the 7,066,666 options will be fully vested upon stockholder approval on the day of the annual meeting. All other terms and conditions of the original grant remain unchanged. This modification in terms will trigger a new measurement date upon stockholder approval and may result in compensation expense for any intrinsic value on that date.

In October 1999, the Company entered into a consulting agreement with David E. Collins, then Vice-Chairman of the Board of Directors and Chairman of the Board, to serve as Chief Executive Officer effective from October 1999 through October 2000. Under the terms of the agreement, Mr. Collins received compensation of $1,000 for each day devoted to the Company’s business and was granted options to purchase 150,000 shares of the Company’s stock. In January 2001, Mr. Collins received a stock grant of 43,636 shares of the Company’s stock valued at $60,000 under the terms of the consulting agreement effective October 2000 for service as a consultant and as Chairman of the Board from October 2000 through September 2001. Additionally, in December 2001, Mr. Collins was granted options to purchase 300,000 shares of the Company’s stock under the terms of the consulting agreement effective October 2001 for service as a consultant and as Chairman of the Board from October 2001 through September 2002. Under the terms of the 1999, 2000 and 2001 agreements, Mr. Collins committed to spend not less than 5 days per month on Company business and was entitled to receive cash compensation of $1,000 per day for days in excess of 5 per month devoted to the Company’s business. No such compensation has been paid to Mr. Collins since July 2000 nor has he been reimbursed for expenses incurred in his capacity as a member of the Board of Directors since September 2000. Mr. Collins resigned as the Company’s Chairman in May 2002. Effective the date of resignation, any options issued to Mr. Collins that were vested lapsed.

Certain Relationships and Related Transactions

In August 2001, the Company executed a promissory note in the amount of $400,000 to LHC Corporation, the parent company of Trilobite Lakes Corporation (“Trilobite”), its then-largest stockholder who currently holds approximately 1.2 million shares of the Company’s Common Stock. Trilobite is an affiliate of Claneil Enterprises, Inc. David Collins, the former Chairman of the Board of Calypte serves on the Board of Directors of Claneil and is a member of Claneil’s Compensation Committee. Pursuant to the Common Stock Purchase Agreement dated March 2, 2000, Claudie Williams, a representative designated by Trilobite was elected to Calypte’s Board of Directors. The Calypte Board will nominate a representative selected by Trilobite for election to the Calypte Board for so long as Trilobite holds one-half of the shares it acquired through the Common Stock Purchase Agreement. The note required interest at 8.5% per annum and principal plus accrued interest was due no later than September 14, 2001. The note was secured by certain inventory and accounts receivable. In

December 2001, the parties agreed to execute a new note in the amount of $411,000, representing the unpaid principal and accrued but unpaid interest on the previous note. This note bears interest at 8.5% and was due in installments of $200,000 on February 28, 2002 and $35,000 per month thereafter until paid in full, plus accrued interest. On February 21, 2002, the Company renegotiated the payment terms to require monthly principal payments of $17,500 in February and March 2002, increasing to $35,000 thereafter unless and until the Company secured at least $2 million in additional financing, excluding the convertible debentures and warrant agreements entered into on February 11, 2002, at which time a $200,000 principal payment would be required. The Company made the required payment on February 28, 2002. On March 28, 2002 the Company again renegotiated the payment terms of this note, suspending any required principal or interest payments until the Company’s registration statement for the convertible debentures becomes effective, at which time the Company is required to resume making monthly payments of $35,000. No payments have been made on this note since February 2002.

In November 2001, the Company sold 1,575,855 shares of Common Stock under Regulation D to various investors in a private placement at $0.19 per share, receiving net proceeds of $295,000. The private placement did not include registration rights. Therefore, pursuant to Rule 144 of the Securities Act, the transfer of the securities purchased by the investors will be restricted for twelve months from the date of purchase. Two current members of the Company’s Board of Directors, Nancy Katz, and Mark Novitch, and the Company’s former Chairman, David Collins, purchased an aggregate of 721,154 shares of this offering.

In February 2002, the Company was experiencing financial difficulty in that it lacked sufficient working capital. As such, the Board determined to exercise its business judgment in an effort to continue business operations and preserve stockholders’ equity. The Company entered into an arrangement with Bristol Investment Fund, Ltd. whereby the Company issued two $425,000 debentures and an A warrant to purchase 1.7 million shares of common stock and a B warrant to purchase 12 million shares of common stock. The Class A and B warrants were intended to act as consideration for the investment by Bristol and provide the Company with immediate cash upon their exercise. The Class B warrants are intended to provide the Company with cash over a one year period following the effective date of the registration statement for the shares underlying the debentures and warrants.

The Company entered into an arms length letter agreement with Cataldo Investment Group (“CIG”) in May 2002. CIG is essentially a de facto entity comprised of a number of unaffiliated investors assembled by Mr. Anthony Cataldo, the Company’s executive chairman to facilitate investments in the Company. Mr. Cataldo does not have an affiliation or any agreements with any of the individual investors that are categorized as CIG. As a condition precedent to the initial investment, Mr. Cataldo requested that he be appointed executive chairman in connection with the restart of the Company’s operation. Additionally, Mr. Cataldo was granted a temporary limited right on behalf of CIG to appoint new directors constituting a majority of the board of directors. During the time period of the right, Mr. Cataldo recommended the appointment of one director, as a result of the resignation of a director during the limited time period. The Company initially came into contact with individual investors that comprise CIG via certain existing security holders of the Company who were concerned about the Company winding down its business affairs and their investment (holdings) in the Company. Thereafter, Mr. Cataldo arranged for new financings, which were categorized under the acronym CIG. The individual investors that comprise the de facto entity referred as to CIG are not affiliated and Mr. Cataldo has no affiliation or beneficial ownership with the individual investors that comprise CIG. To the best of the Company’s knowledge, the individual investors of CIG are not affiliated with each other. Mr. Cataldo was a designee of the investors chosen in light of the tenuous financial condition of the Company at the time of the new financing. He continues to actively pursue raising the necessary capital to fund the Company’s ongoing operations. There are no defined terms with respect to investments that can be attributed to CIG and as such all financing arrangements must be negotiated on an individual basis.

To date, to the best of the Company’s knowledge, all investors that have been aggregated under the acronym CIG are offshore residents. However, as the Company may seek additional equity or other financings in the future that can be aggregated under the CIG umbrella, potential future investors considered a part of CIG may not be offshore residents.

STOCK PERFORMANCE CHART

The graph below compares the cumulative total stockholder return on the Common Stock assuming an initial investment on December 31, 1996. The Corporation’s return is shown with the cumulative total return of the NASDAQ Stock Market—U.S. Index and the JP Morgan H&Q Biotechnology Index. The graph assumes a $100 investment made at the beginning of the respective period and reinvestment of all dividends.

COMPARISON OF 72 MONTH CUMULATIVE TOTAL RETURN*
AMONG CALYPTE BIOMEDICAL CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE HAMBRECHT & QUIST BIOTECHNOLOGY INDEX

* $100 INVESTED 12/31/96 IN STOCK OR INDEX—
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

Security Ownership of Certain Beneficial Owners and Management

Except as set forth in the footnotes to this table, the following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of December 16, 2002 for (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each of the Company’s directors, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers(1)	Shares Beneficially Owned	% of Total(2)
Mercator Momentum Fund, LP(3)(4)	15,280,000	9.99%
555 S. Flower Street, Suite 4500
Los Angeles, CA 90071
Bristol Investment Fund, Ltd.(5)(6)	15,280,000	9.99
Caledonian House
Jennett Street
Georgetown, Grand Cayman, Cayman Islands
Stonestreet Limited Partnership(7)	15,280,000	9.99
260 Towne Centre Blvd., Suite 201
Markham, Ontario, Canada L3R 8H8
Camden International Ltd.(8)	14,134,405	9.49
Charlotte House, Charlotte Street
P.O. Box N 9204
Nassau, Bahamas
Alpha Capital Aktiengesellschaft(9)	12,810,745	8.43
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein
Excalibur Limited Partnership(10)(11)	11,235,409	7.47
c/o Excalibur Capital Management, Inc.
33 Prince Arthur Avenue
Main Floor
Toronto, Ontario, Canada M5R 1B2
BNC Bach International, Ltd.(12)	7,736,400	5.27
C/o Ultra Finance Ltd.
Grossmuensterplatz 6, P.O. Box 4401
Zurich, CH-8022, Switzerland
Anthony J. Cataldo(13)	7,966,666	5.42
Nancy E. Katz(14)	5,943,869	4.30
Zafar Randawa, Ph.D.(15)	1,391,147	1.00
Richard Brounstein(16)	583,334	*
John DiPietro(17)	254,348	*
Mark Novitch, M.D.(18)	252,397	*
Paul Freiman(19)	147,000	*
Julius Krevans, M.D.(20)	104,000	*
All current directors and executive officers as a group (8 persons)	16,937,858	12.17

*	Represents beneficial ownership of less than 1%.
(1)
To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502.

(2)	Based 139,127,447 shares outstanding as of December 16, 2002.
(3)	David Firestone has voting and investment control over shares held by Mercator Momentum Fund L.P.
(4)	Includes 11,303,971 shares subject to warrants exercisable or debentures convertible within 60 days. Ownership is limited to 9.99% without prior approval by the Company.
(5)	Paul Kessler and Diana Derycz-Kessler have voting and investment control over shares held by Bristol Investment Fund Ltd.
(6)
Includes 10,817,575 shares subject to warrants exercisable and debentures convertible within 60 days, including 1,700,000 shares subject to a Class A warrant exercisable within 60 days. Excludes 12,000,000 shares subject to a Class B warrant that does not have a currently determinable exercise date. Ownership is limited to 9.99% under the terms of the warrants.

(7)	Includes 15,280,000 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes. Ownership is limited to 9.99% under the terms of the notes.
(8)	Includes 9,809,915 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(9)	Includes 12,810,745 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(10)	Will Hechter has voting and investment control over shares held by Excalibur Limited Partnership.
(11)	Includes 11,235,409 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(12)	Includes 7,736,400 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(13)	Includes 7,966,666 shares subject to options exercisable within 60 days. The grant of the 7,066,666 options is subject to stockholder approval of Proposal 3.
(14)	Includes 5,943,869 shares subject to options exercisable within 60 days. Of the 5,953,869 options, the grant of 4,400,000 options is subject to stockholder approval of Proposal 3.
(15)
Includes 98,000 shares subject to options exercisable within 60 days. Dr. Randawa is a director of the Company and an affiliate of Otsuka Pharmaceutical Co., Ltd. All shares listed are held by Otsuka. Dr. Randawa disclaims beneficial ownership of the shares except to the extent of his affiliation with Otsuka.

(16)	Includes 583,334 shares subject to options exercisable within 60 days.
(17)	Includes 247,000 shares subject to options exercisable within 60 days.
(18)	Includes 105,000 shares subject to options exercisable within 60 days.
(19)	Includes 147,000 shares subject to options exercisable within 60 days.
(20)	Includes 90,000 shares subject to options exercisable within 60 days.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent stockholders are also required by the Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

The Company believes that during fiscal year 2001, all the Reporting Persons complied with all applicable filing requirements.

PROPOSED AMENDMENT TO THE COMPANY’S RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OR
COMMON STOCK TO 550,000,000
(PROPOSAL 2)

By unanimous written consent of all Directors, the Board adopted, subject to Stockholder approval, an amendment to the Company’s. Restated Certificate of Incorporation (the “Amendment”) increasing the number of authorized shares of Common Stock from 200,000,000 to 550,000,000. The Board is requesting stockholder approval of the Amendment.

Description of the Proposal

In September 2001, the Company had requested and received shareholder approval for an increase in authorized shares of Common Stock from 50,000,000 to 200,000,000 shares. The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 205,000,000 shares, of which 200,000,000 are authorized for issuance as Common Stock and 5,000,000 are authorized for issuance as Preferred Stock. As of the Record Date, the Company had 139,127,447 shares of Common Stock outstanding and no authorized shares of Preferred Stock outstanding. In addition, as of that date, the Company had approximately (i) 21.8 million shares of Common Stock reserved for issuance under its stock option and purchase plans. The exercise price of currently outstanding options granted to non-officer employees or consultants ranges from $0.10 to $7.00 per share, with the vast majority between $0.16 and $0.29 per share; (ii) approximately 1.0 million shares of Common Stock issuable upon exercise of various outstanding warrants issued prior to the restart and having exercise prices ranging from $0.115 to $12.00 per share; (iii) approximately 19,000 shares of Common Stock reserved for and remaining for issuance under its Townsbury Equity Line of credit financing. The Company issued approximately 25.7 million shares of its Common Stock pursuant to the equity line between November 2001 and December 2002 at an average price of $0.131 per share; and (iv) approximately 89 million shares of Common Stock issuable upon conversion of outstanding notes and debentures and their related warrants that have conversion prices ranging from $0.05 to $0.07, based on recent market prices (as defined in the various agreements). Material amounts of shares potentially issuable as of September 30, 2002 are as follows:

Financing	Potentially Issuable
Unconverted and unissued portion of portion of Bristol 12% convertible notes aggregating approximately $790,000	13 million shares
Bristol Class A and Class B warrants	14 million shares
BNC Bach 10% Convertible Note $150,000	3 million shares
Mercator 12% Convertible Debenture $550,000	8 million shares
8% Convertible Notes ($2,985,000 unconverted) to various parties including certain beneficial owners:
Alpha Capital Aktiengesellschaft ($500,000 unconverted)
Camden International ($380,000 unconverted)
Excalibur Limited Partnership ($450,000 unconverted)
Stonestreet Limited Partnership ($1,000,000 unconverted)
All other ($655,000 unconverted)	51 million shares

Total	89 million shares

At December 31, 2001, the Company had issued 37.8 million shares of its Common Stock. As of the December 16, 2002 record date, the Company had 139.1 million shares outstanding, more than three times the number than at the previous year-end and an increase of 101.3 million shares. The primary components of the increase in shares outstanding during 2002 include:

•	22.5 million shares issued pursuant to the equity line with Townsbury at an average price of $0.127 per share

•
An aggregate of 41.6 million shares issued to consultants as follows: (i) 19.0 million shares at an average price of $0.015 per share issued pursuant to the exercise of warrants and options granted to consultants assisting with the May 2002 restart of the Company’s operations, and (ii) an additional 22.6 million shares issued pursuant to the exercise of warrants (20.5 million at an average price of $0.05) plus 2.1 million stock grants issued to consultants in November 2002 in conjunction with the expansion and continuation of consulting services. In May 2002 the Company retained consultants to provide legal, financial and business advisory services associated with the restart of its operations. By August 2002, all but one of those contracts had expired. In November, the Company expanded the role of certain consultants and engaged others to provide, in addition to the earlier services, business introductions and arrangements with respect to potential domestic and international product distribution agreements, assistance with international product trials and regulatory qualifications, and introductions for the development of synergistic relationships with appropriate public service organizations and for product marketing, such as for public service announcements.

•
31.1 million shares issued pursuant to various CIG restart financing transactions upon the conversion of convertible notes and debentures or pursuant to PIPE transactions. Of these transactions, approximately 17.3 million shares were issued between $0.014 and $0.016 per share, including the partial conversion of the first Bristol debenture at $0.014 per share; approximately 11.7 million shares were issued between $0.05 and $0.07 per share; and the remaining 2.1 million shares were issued between $0.100 and $0.230 per share. The 29 million shares issued at less than $0.10 per share were the result of the Company's immediate need for capital at the time of its restart and were issued pursuant to transactions that, in the Company’s belief, represented the best possible financing terms available in view of the Company’s tenuous financial condition at the time of the arrangement.

•
The remaining 5.2 million shares were issued pursuant to general business activities, including approximately 1.4 million shares issued to trade creditors in satisfaction of approximately $2.7 million of indebtedness and approximately 0.8 million shares issued pursuant to the exercise of employee stock options or stock bonus grants.

The increase in the number of outstanding shares of Common Stock shall be accomplished by amending the first paragraph of Article IV of the Restated Certificate of Incorporation to state as follows:

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 555,000,000 shares. The number of shares of Common Stock authorized is 550,000,000 and the number of shares of Preferred Stock is 5,000,000.

The Board considers it advisable to have additional authorized but unissued shares of Common Stock available to (i) allow the Company to act promptly with respect to possible future acquisitions or financing; (ii) to allow issuances under the Company’s employee benefit plans; and (iii) for other corporate purposes approved by the Board. Having additional authorized shares of Common Stock available for issuance would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense or delay of a stockholders’ meeting, except as may be required by applicable laws or regulations. In addition, the Company currently has shares reserved under option and purchase plans and for exercise of outstanding warrants, debentures and notes.

A principal purpose for authorizing the additional shares is for issuance pursuant to arrangements to finance the Company’s continuing operations and to have available upon the exercise of certain derivative securities that have exercise or conversion prices that are subject to the market price of our Common Stock. In the past, Calypte has raised money through the sale of shares of its common stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that the Company register such shares for resale by the investors to the public. These arrangements have taken various forms including private placements commonly known as PIPE transactions, equity lines of credit and convertible debentures. In

May of 2002, the Company entered into a series of consulting agreements with individuals who agreed to perform business, financial and management consulting services related in part to the restart of the Company’s business operations. An aggregate of 18,500,000 warrants with an exercise price of $.015 per share were issued to 7 consultants. The then current market price of common stock was $.03 per share. The Company issued the warrants with a reduced exercise price due to the Company’s lack of working capital and inability to pay cash compensation. Additionally in May, the Company issued 500,000 options to a consultant for financial services. The options had an exercise price of $.03, which was the fair market value of Calypte’s common stock as of the date of grant. The Company expects that the financing arrangements it is currently considering will include: (i) PIPE Transactions; (ii) equity lines; (iii) convertible debentures; and (iv) bank or institutional financings if qualified in the future. Due to our financial condition, Calypte continues to look for ways to minimize the use of our cash while obtaining required services; accordingly, we may continue to issue options, warrants, or stock grants in consideration for additional consulting services. All but one of the consulting agreements discussed above expired in August and we are presently seeking to enter into new agreements for legal, financial, business advisory, and other services including introductions and arrangements with respect to potential domestic and international product distribution agreements, assistance with international product trials and regulatory qualifications, and the development of synergistic relationships with appropriate public service organizations. Due to our financial condition, we may issue options and warrants in return for these services at below market discounts in excess of 50%. We would subsequently register the option or warrant shares on a Form S-8.

Calypte has entered into a financing agreement with Bristol Investment Fund, Ltd. wherein there is a 9.9% limitation on Bristol’s ownership of shares in Calypte’s common stock. Additionally, we have also entered into an equity line of credit with Townsbury wherein we registered 30.0 million shares of common stock, of which 25.7 million shares under the equity line have been issued to Townsbury along with Townsbury exercising warrants for 4.2 million shares of our common stock. It is our belief that Townsbury has sold the shares of our common stock upon receiving the shares with drawdowns on our equity line and Townsbury’s exercise of the 4.2 million-share warrant. Further, we have obtained additional financing since our restart though the issuance of convertible securities to unaffiliated investors categorized under the acronym Cataldo Investment Group (“CIG”). The investors under CIG are not affiliated with each other and, pursuant to their individual agreements, are subject to a 9.9% ownership limitation.

The Company at the present time intends to use the proceeds from future offerings or financings for general working capital purposes. Although the Company does not intend to use proceeds raised from any future offerings or financings for the payment of long-term notes or debentures, there can be no assurances regarding future allocations of funds received from offerings or financings, should the Company be successful in raising additional funds. In the past Calypte has issued an aggregate of 1.3 million restricted shares of common stock to 27 trade creditors to satisfy past due accounts payable of approximately $1.7 million, including past due royalty payments of approximately $1.0 million. The shares were issued in reliance of the exemption provided by Regulation D. At the current time, we are in arrears of approximately $1.3 million to trade creditors and approximately $0.1 million in royalty obligations. While it is Calypte’s intent to make payments on obligations to trade creditors and licensors from revenues generated from its business operations, it may not be able to generate sufficient revenues for this purpose. We may issue restricted shares of our common stock to satisfy our obligations or be compelled to use funds raised from future offerings and financings, if any, to satisfy obligations due to trade creditors and licensors.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. The Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or exchange regulations such as a change of control in the Company.

To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the existing stockholders. The proposal to increase authorized shares for issuance is not submitted to shareholders as a result of or in response to any accumulation of stock or threatened takeover of the Company. Additionally, the Company does not at this time have any plans to implement any further anti-takeover measures beyond the Company’s current shareholder’s rights plan in effect.

If this Amendment is approved, the Board intends to cause a certificate of amendment to the Restated Certificate of Incorporation to be filed as soon as practicable after the date of the Annual Meeting. Upon effectiveness of this Amendment, the Company will have approximately 299 million shares of Common Stock authorized but unissued and unreserved, of which approximately 94 million shares will be reserved pursuant to increases in reserves for the Company's various stock option and purchase plans, subject to stockholder approval of Proposals 3, 4 and 5.

If the stockholders do not approve this proposal to increase the number of authorized shares, the Company may not be able to arrange the financing necessary to sustain its existing operations through the end of 2002; it may not have sufficient shares available for issuance upon exercise and/or conversion of certain derivative securities, and it may not be able to effect the amendments to the employee and director equity incentive plans set forth in Proposals 3, 4, and 5.

Approval Required

Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

The Board unanimously recommends a vote FOR the proposed amendment to the Restated Certificate of Incorporation to increase the authorized shares of Common Stock to 550,000,000. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

PROPOSED AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN TO INCREASE BY
83,000,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED
FOR ISSUANCE THEREUNDER, TO INCREASE THE ANNUAL GRANT LIMIT TO 10,000,000 SHARES FOR A PLAN PARTICIPANT, AND TO ELIMINATE THE EXERCISE PRICE LIMITATION OF 85% OF THE MARKET PRICE ON THE DATE OF GRANT
(PROPOSAL 3)

By unanimous written consent of all Directors on the Record Date, the Board adopted, subject to stockholder approval, an amendment to the Company’s 2000 Equity Incentive Plan.

Stockholders are being asked to approve the amendment of the 2000 Equity Incentive Plan (the “Incentive Plan”), to increase the number of shares of Common Stock reserved for issuance thereunder by 83,000,000 to a total of 100,000,000 shares. In 2000, the stockholders approved the adoption of the Incentive Stock Plan, which reserved for issuance 4,000,000 shares of the Common Stock. Subsequently, in September 2001, stockholders approved an increase of 13,000,000 shares reserved for issuance under the Plan for a total number of shares reserved under the Plan of 17,000,000. Under the Incentive Stock Plan, employees or consultants may be granted options that allow for the purchase of shares of Common Stock. We have issued an aggregate of approximately 14.7 million options and 0.3 million stock bonus grants under the Plan since inception and approximately 0.5 million options have been exercised since inception. Since the increase in shares authorized under the Plan was approved by shareholders in September 2001, we have issued approximately 5.9 million options to non-Officer or Director employees and consultants at prices ranging from $0.10 to $0.37 per share.

In conjunction with the acceptance of the CIG financing proposal, the Company’s Board of Directors agreed to issue to Mr. Anthony Cataldo, the Company’s Executive Chairman, an aggregate of 7,966,666 stock options pursuant to an employment agreement negotiated between Mr. Cataldo and the independent members of the Board of Directors. Mr. Cataldo was appointed to the Board replacing David E. Collins, who resigned as Chairman of the Board and from the Board of Directors. On May 10, 2002, when the market price of our common stock was $0.03 per share, Mr. Cataldo was granted fully-vested options to purchase 1,966,666 shares of the Company’s common stock at $0.015 per share and options to purchase 6,000,000 shares of the Company’s common stock at $0.03 per share, with the option to purchase 3,000,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. The options have a five-year term. Subject to the current limitations of the 2000 Equity Incentive Plan, the Company has reserved 900,000 shares for issuance to Mr. Cataldo under the Incentive Plan.

Subsequently, in the fourth quarter of 2002, the Company renegotiated the terms of the agreement with Mr. Cataldo, canceling the option grants in excess of the 900,000 shares permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to a plan participant and deferring a portion of his salary. The additional 7,066,666 previously granted options will be reissued out of the employee option plan, subject to stockholders approval of the proposal to increase the share authorization by 83 million and permit annual grants of up to 10 million shares to an individual plan participant. The Company has also deferred approximately 30% of Mr. Cataldo’s cash compensation, which the Company is accruing, until such time as Mr. Cataldo and the Company mutually agree the Company is in a financial position to compensate him in accordance with the terms of his agreement. In return for these concessions, the 7,066,666 options will be fully vested upon stockholder approval on the day of the annual meeting. All other terms and conditions of the original grant remain unchanged. This modification in terms will trigger new measurement date upon stockholder approval and may result in compensation expense for any intrinsic value on that date.

Additionally, subject to stockholder approval of this proposal, the Company plans to reserve 4,400,000 shares for issuance to Nancy Katz, the Company’s President and Chief Executive Officer, under the Incentive Plan pursuant to her employment agreement. The options granted to Ms. Katz are exercisable at $0.08 per share and are fully vested. The measurement date for this grant will also be upon stockholder approval and may result in compensation expense for any intrinsic value on that date.

In addition to the proposed increase in the number of shares of Common Stock reserved for issuance under the Incentive Plan, stockholders are also being asked to approve an increase in the annual grant limit to 10,000,000 shares to an Incentive Plan participant. At the current time the Company’s Incentive Plan has an annual individual participant grant limit of 900,000 options at a price of not less than 85% of the market price on the date of grant. Due to the Company’s need to raise additional financing through the issuance of additional shares, the Board believes that the increase in annual grant limit and elimination of the price floor will provide compensation in instances where the Company may not otherwise be able to provide comparable monetary compensation. The 900,000 share limitation currently precludes the Company from completing the option grants to Mr. Cataldo and Ms. Katz as described above. Upon the approval of this proposal, the Company plans to complete the grants as described.

Due to our financial condition, Calypte continues to look for ways to minimize use of our cash while obtaining required services. The Company is presently seeking to enter into new agreements for legal, financial, business advisory, and other services. If this proposal is approved, we may be able to issue below market options or stock grants in consideration for new consulting services. Currently, the 85% market price limitation largely precludes the Company from using the Incentive Plan to acquire services.

The Board is of the opinion that the Incentive Plan helps the Company compete for, motivate and retain high quality executives and other key employees and to align their interests with those of stockholders, and that it is in the best interests of the Company to amend the Incentive Plan as proposed. The Board believes that the amendment of the Incentive Plan, under which equity incentives may be granted, will provide the Company with adequate flexibility to ensure that the Company can continue to meet those goals and facilitate the Company’s expansion of its employee base. Consistent with the Company’s compensation objectives, rewards under the Incentive Plan are dependent on those factors which directly benefit the Company’s stockholders and appreciation in the market value of the Common Stock. Further, the amendment of the Incentive Plan will continue to make long-term incentives available to the executive officers and other key salaried employees of the Company who have the potential to direct and manage the business of the Company successfully in the future.

The maximum number of authorized shares on which options could be granted under the Incentive Plan will represent approximately 18% of the total of 550,000,000 authorized shares of Common Stock, provided stockholders approve both Proposals 2 and 3.

The Board has unanimously approved the Amendments to the Incentive Plan on November 5, 2002 and they will become effective upon approval by the stockholders of both this Proposal 3 and Proposal 2 described above. If the stockholders approve this Proposal 3 but do not approve Proposal 2 described above, this Proposal 3 will take effect at such future times as the Company’s Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock. Below is a summary of the principal provisions of the Incentive Plan. The summary is not necessarily complete, and reference is made to the full text of the Incentive Plan.

The 2000 Equity Incentive Plan

Purpose.    The purpose of the Incentive Plan is to offer eligible persons an opportunity to participate in the Company’s future performance through awards of stock options, restricted stock and stock bonuses.

Shares Subject to the Incentive Plan.    The stock subject to issuance under the Incentive Plan consists of shares of the Company’s authorized but unissued Common Stock. Initially, 4,000,000 shares of Common Stock (the “Base Shares”) were reserved by the Board for issuance under the Incentive Plan. In 2001, the board and stockholders approved an increase to 17,000,000 shares authorized for issuance under the Incentive Plan. Any shares of Common Stock that: (a) are subject to an option granted pursuant to the Incentive Plan that expires or terminates for any reason without being exercised; or (b) are subject to an award granted pursuant to the Incentive Plan that are forfeited; or (c) are subject to an award granted pursuant to the Incentive Plan that otherwise terminates without shares being issued, will again become available for grant and issuance pursuant to awards under the Incentive Plan. In addition, shares that were reserved for issuance under the Company’s previous 1991 Equity Incentive Plan but which were not issued upon the exercise of grants issued under that plan are available for grant and issuance pursuant to awards under the Incentive Plan.

Eligibility.    Employees, officers, directors, consultants, independent contractors and advisors of the Company (and of any parent company or subsidiary) are eligible to receive awards under the Incentive Plan (the “Participants”). No Participant is eligible to receive more than 900,000 shares of Common Stock in any calendar year under the Incentive Plan. Shareholders are being asked to approve an increase in the number of shares a participant is eligible to receive under the Incentive Plan of up to 10,000,000 shares per calendar year. The closing price of the Company’s Common Stock on the Over the Counter Bulletin Board (the “OTC”) was $0.36 per share as of July 12, 2002, the last business day preceding the Record Date.

Administration.    The Incentive Plan is administered by the Compensation Committee (the “Committee”), the members of which are appointed by the Board. The Committee currently consists of Julius Krevans, M.D., and Paul Freiman, both of whom are “non-employee directors,” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors”, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

Stock Options.    The Incentive Plan permits the granting of options that are either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company. The option exercise price for each ISO share must be no less than 100% of the “fair market value” (as defined in the Incentive Plan) of a share of Common Stock at the time the ISO is granted. In the case of an ISO granted to a 10% stockholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted. The option exercise price for each NSO share must be no less than 85% of the fair market value of a share of Common Stock at the time of grant.

The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of the Company to the Participant; (3) by surrender of shares of the Company’s Common Stock owned by the Participant for at least six months, or acquired by the Participant in the public market, and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note with interest; (5) by waiver of compensation due to or accrued by the Participant for services rendered; (6) by a “same-day sale” commitment from the Participant and a National Association of Securities Dealers, Inc. (“NASD”) broker; (7) by a “margin” commitment from the Participant and a NASD broker; or (8) by any combination of the foregoing, provided, however, that any Participant exercising rights and obtaining shares pursuant to awards granted under the Incentive Plan must pay cash or other valid consideration equal to the aggregate par value of such Shares to the extent required by the Delaware General Corporation Laws.

Restricted Stock Awards.    The Committee may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for such awards must be no less than 85% of the fair market value of the Company’s Common Stock on the date of the award (and in the case of an award granted to a 10% stockholder, the purchase price shall be 100% of fair market value) and can be paid for in any of the forms of consideration listed in items (1) through (5) in “Stock Options” above, as are approved by the Committee at the time of grant.

Stock Bonus Awards.    The Committee may grant Participants stock bonus awards for services rendered to the Company either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. To date, 1,048,953 shares have been issued pursuant to stock bonus awards.

Mergers, Consolidations, Change of Control.    In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of the assets of the Company or any other similar corporate transaction, the successor corporation, if any, may assume, convert, replace or substitute equivalent awards in exchange for those granted under the Incentive Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of the Company (after taking into account provisions of the awards). In the event that the successor corporation does not assume or substitute options, such options will accelerate at the time and upon the conditions as the Board determines. With certain exceptions, if a Participant’s employment is terminated within one year after a change of corporate control has occurred, then all options held by the Participant shall become fully vested upon the date of termination.

Amendment of the Incentive Plan.    The Board may at any time terminate or amend the Incentive Plan, including amending any form of award agreement or instrument to be executed pursuant to the Incentive Plan. However, the Board may not amend, without stockholder approval, the Incentive Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

Term of the Incentive Plan.    Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire in June 2010, ten years from the date the Incentive Plan was adopted by the Board and stockholders.

Certain Federal Income Tax Consequences

The following summary of federal income tax consequences is based upon existing statutes, regulations and interpretations thereof. The applicable rules are complex, and income tax consequences may vary depending upon the particular circumstances of each plan participant. This proxy statement describes federal income tax consequences of general applicability, but does not purport to describe either particular consequences to each individual plan participant or foreign, state or local income tax consequences, which may differ from the United States federal income tax consequences.

Incentive Stock Options (“ISOs”)

Award; Exercise.    ISOs are intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”). ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the “option spread”) is includible in the optionee’s “alternative minimum taxable income” (“AMTI”) for purposes of the alternative minimum tax (“AMT”). The option spread is generally measured on the date of exercise and is includible in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other “substantial risk of forfeiture” (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, any limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

Sale of Option Shares.    If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO was exercised or at the time the stock was sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a “Disqualifying Disposition”), the amount by which the market value of the stock at the time the ISO was exercised exceeded the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and the Company would be entitled to a corresponding tax deduction. Such income is subject to information reporting requirements. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain, and is “long-term” gain if the shares have been held more than one year as of the date of sale. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is “not necessarily equivalent to a dividend” within the meaning of the Code.

Exercise with Stock.    If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan (“statutory option stock”), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in the value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned stock is used to exercise an ISO.

The present position of the Internal Revenue Service (“IRS”) appears to be that income and employment withholding taxes are not imposed upon the exercise of an ISO or the sale of ISO shares. The IRS is studying this position and may change it at any time, possibly with retroactive effect.

Non-qualified Stock Options (NSOs)

Award; Exercise.    An optionee is not taxed upon the award of an NSO. Federal income tax consequences upon exercise of an NSO will depend upon whether the shares thereby acquired are subject to a “substantial risk of forfeiture.” If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the option spread on the exercise date. The optionee’s tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long-term or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the option and their fair market value as of the date of lapse; in addition, the optionee’s holding period will begin on the date of lapse.

Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who was an employee at the time of grant constitutes “supplemental wages” subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

Sale of Option Shares.    Upon sale, other than to the Company, of shares acquired under an NSO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee’s tax basis in the shares, which will be long-term gain or loss if the employee’s holding period in the shares is more than one year. Certain lower rates apply if the shares have been held for longer periods. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is “not necessarily equivalent to a dividend” within the meaning of the Code.

Exercise with Stock.    If an optionee tenders Common Stock (other than statutory option stock—see above) to pay all or part of the exercise price of an NSO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are treated as newly acquired, are taxable to the optionee, and have a basis equal to their fair market value on the exercise date.

If the surrendered shares are statutory option stock as described above under “Incentive Stock Options”, with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

Plan Benefits

The following table shows the number of shares of Common Stock issuable upon exercise of options and the number of shares granted in Restricted Stock Awards and Stock Bonus Awards per to the named groups under the Incentive Stock Plan during the fiscal year ended December 31, 2001.

Name and Position	Number of Shares(1)
Nancy E. Katz,	900,000
President and Chief Executive Officer, Director
David E. Collins(2)	300,000
Chairman of the Board of Directors
Richard D. Brounstein(3)	750,000
Executive Vice President, Chief Financial Officer, Director
Non-Executive Director Group	0
Non-Executive Employee Group	6,057,522

(1)	All options granted at fair market value as of the date of grant.
(2)	Mr. Collins voluntarily resigned in May 2002. Mr. Collins did not have any disagreements with the practice or management of the Company.
(3)	Mr. Brounstein has chosen not to stand for re-election to the Board of Directors

Since December 31, 2001, as described in this proposal and subject to stockholders approval, the Company has granted options to purchase 7,966,666 shares of its common stock to Anthony Cataldo, its Executive Chairman, and options to purchase 4,400,000 shares of its common stock to Nancy Katz, its President and Chief Executive Officer.

Approval Required

Approval of Proposal 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting on the Proposal at the Annual Meeting.

The Board unanimously recommends a vote FOR the amendments of the 2000 Equity Incentive Plan to increase by 83,000,000 the number of shares of Common Stock reserved for issuance thereunder, to increase the annual grant limit to 10,000,000 shares for a Plan participant and to eliminate the exercise price limitation of 85% of the market price of the date of grant. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

PROPOSED AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN TO INCREASE
BY 7,150,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED
FOR ISSUANCE THEREUNDER
(Proposal 4)

By unanimous written consent of all Directors on the Record Date, the Board adopted, subject to stockholder approval, an amendment to the Company’s 1995 Director Option Plan.

Stockholders are being asked to approve the amendment of the 1995 Director Option Plan (the “Director Option Plan”), to increase the number of shares of Common Stock reserved for issuance thereunder by 7,150,000 to a total of 10,000,000 shares. Subject to the approval of the stockholders, the Board has amended the Director Option Plan. The proposed amendment increases by 7,150,000 the number of shares of Common Stock reserved for issuance under the Director Option Plan.

In December 1995, the Board approved, and in 1996, the stockholders approved, the adoption of the Director Option Plan, which reserved for issuance 200,000 shares of the Common Stock. In 1999, 2000, and 2001 150,000, 500,000 and 2,000,000 additional shares, respectively, of Common Stock were further reserved by the Board for issuance upon exercise of options granted under the Director Option Plan for a total of 2,850,000 options reserved under the Director Option Plan. Under the Director Option Plan, non-employee directors may be granted nonqualified stock options (“NSOs”) that allow for the purchase of shares of Common Stock. We have issued an aggregate of 657,750 options under the Directors Option Plan since inception and 750 options have been exercised. The Company typically grants options to non-employee Directors upon their appointment, election or re-election to the Board. Following the annual Stockholders’ meeting in September 2001, the Company granted options to purchase an aggregate of 350,000 shares of its Common stock at $0.20 per share to seven Directors.

Description of the Director Option Plan

Only non-employee directors of the Company are eligible to participate in the Director Option Plan. The Director Option Plan is designed to allow the Board, or a committee chosen by the Board, to grant options on a discretionary basis:

The Board determines the number of shares that will be granted to newly-elected and to re-elected non-employee directors based upon contributions to the companies profitability and other criteria based upon corporate goals and objectives. Each grant under the plan vests monthly over the twelve month period commencing with the date of election or re-election of any non-employee director, provided that such option will become vested and fully exercisable on the date of the next annual meeting of stockholders if such meeting occurs less than one year after the date of grant.

If the Director Option Plan is amended as proposed the number of shares of Common Stock reserved under the Director Option Plan will increase by 7,150,000 shares. The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or (iv) any combination of the foregoing methods of payment. Funds received by the Company upon exercise of an option are used for general corporate purposes.

A non-employee director who is the nominee of a corporate shareholder is permitted to transfer options granted under the Director Option Plan to the corporate shareholder, provided that potential nominees are subject to the approval of the Board prior to being nominated. In addition, options may be transferred to the spouse, children or grandchildren of the person to whom the option is granted, to a partnership in which only immediate family members of such person are members, to a trust or trusts for the exclusive benefit of the person’s immediate family members, provided that (i) there is no consideration given for any such transfer, (ii) that any agreement pursuant to which the transfer is made is consistent with the Director Option Plan, and (iii) subsequent transfers of such options shall be prohibited except by will or by the laws of descent and distribution. Transfers to corporate shareholders are also be subject to the restrictions set forth in (i), (ii) and (iii) above.

Options granted under the Director Option Plan have a term of ten years. Each option granted will continue to be exercisable over a period of ten years commencing with the date of such option grant to the extent the option has become vested, regardless of whether the non-employee director has terminated service as a board member provided, however, that if an non-employee director is removed from the Board, the option will terminate if it is not exercised within 90 days of the date of such removal. Options will continue to be transferable by gift to a family member or a partnership or trust for a family member during the lifetime of the non-employee directors.

Under the Director Option Plan, in the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding option issued pursuant to the Director

Option Plan shall be assumed or an equivalent option shall be substituted by the successor corporation (or a Parent or Subsidiary thereof). In the event that the successor corporation does not agree to assume the option or to substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares as to which it would not otherwise be exercisable, unless the Board, in its discretion, determines otherwise. Notwithstanding the foregoing, if (a) any non-employee director whose options are (i) assumed, converted or replaced by the successor corporation (if any), or (ii) substituted by the successor corporation with equivalent awards or substantially similar consideration; and (b) such non-employee director is removed from the Board without cause within six months of the consummation of a transaction of the type described above, then (c) any options held by the non-employee director will immediately accelerate and become fully vested and exercisable by the Participant. In the event such successor corporation (if any) refuses to assume or substitute options then, notwithstanding any other provision of the Director Option Plan to the contrary, such options will accelerate at such time and on such conditions as the Board determines.

To the extent necessary and desirable to comply with Rule 16b-3 or Section 422 of the Code (or any other applicable law or regulation), the Company will obtain stockholder approval of any amendment to the Director Option Plan in such a manner and to such a degree as required. Any such amendment or termination of the Director Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the Director Option Plan had not been amended or terminated. The Director Option Plan will terminate in 2010 unless earlier terminated as described above.

Options granted under the Director Option Plan are non-statutory options. A non- employee director awarded options will not recognize any taxable income at the time he or she is granted a non-statutory option. However, upon exercise of an option, such non- employee director will generally recognize ordinary income measured for tax purposes by the excess of the then fair market value of the shares over the exercise price. If a sale of shares acquired upon exercise of an option could subject the director to suit under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the date of recognition of such ordinary income may be deferred for up to six months unless the director timely files an election with the Internal Revenue Service under Section 83(b) of the Code. The non- employee director holding period for long-term capital gain purposes commences as of the date he or she recognizes ordinary income with respect to an option exercise. Upon resale of such shares by the non- employee director any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Company will be entitled to a tax deduction in the amount and at the time that the director recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option.

Subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding option, and the number of shares which have been authorized for issuance under the Director Option Plan but as to which no options have yet been granted or which have been returned to the Director Option Plan upon cancellation or expiration of an option, as well as the price per share covered by each such outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in the Director Option Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or price of shares subject to an option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately before the consummation of such proposed action. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to assume the option or substitute an equivalent option, each outstanding option shall become fully vested and exercisable. In the event of such acceleration of the option, any non- employee director award holder shall have 30 days from the date of notice of the option’s acceleration to exercise all or a portion of the option, and the option shall terminate upon the expiration of such 30 day period.

Plan Benefits

The following table shows the number of shares of Common Stock issuable upon exercise of options granted to the named Optionees under the Director Option Plan during the fiscal year ended December 31, 2001.

Name and Position	Number of Options(1)
David E. Collins, Director	50,000
Paul E. Freiman, Director	50,000
John J. DiPietro, Director	50,000
Julius Krevans M.D., Director	50,000
Mark Novitch M. D., Director	50,000
Trilobite Lakes Corporation (Claudie Williams, Director)	50,000
Otsuka Pharmaceuticals Co Ltd. (Zafar Randawa, Director)	50,000

(1)	All options granted at fair market value as of the date of grant.

The Company believes that in order to attract and retain highly qualified candidates to serve as directors, it is important that directors have meaningful equity ownership in the Company. Initially, the reason for creating a non-discretionary option plan for outside directors and for making such options non-transferable was to comply with rules of the Securities and Exchange Commission (the “Commission”), while still allowing equity participation by the outside directors. Subsequent rule changes by the Commission have eliminated such “disinterested” administration requirements and the Company believes that the Board should have the discretion to make reasonable use of all available means to attract and retain such highly qualified director candidates.

The Board approved the amendment to the Director Option Plan on June 27, 2002 and it will become effective upon approval by the stockholders of both this Proposal 4 and Proposal 2 described above. If the stockholders approve this Proposal 4 but do not approve Proposal 2 described above, this Proposal 4 will take effect at such future time when the Company’s Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock.

Approval Required

Approval of Proposal 4 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting on the Proposal at the Annual Meeting.

The Board unanimously recommends a vote FOR the amendment to the 1995 Director Option Plan to increase by 7,150,000 the number of shares of common stock reserved for issuance thereunder. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

PROPOSED AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE
BY 3,700,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER
(Proposal 5)

By unanimous written consent of all Directors on the Record Date, the Board adopted, subject to stockholder approval, an amendment to the Company’s 1995 Employee Stock Purchase Plan.

Stockholders are being asked to approve the amendment of the 1995 Employee Stock Purchase Plan (the “ESPP”), to increase the number of shares of Common Stock reserved for issuance thereunder by 3,700,000 to a total of 5,000,000 shares. In 1995, the Board and the stockholders approved the adoption of the ESPP, which reserved for issuance 300,000 shares of Common Stock. In 2001, the Board and stockholders approved an amendment to the ESPP increasing the shares reserved for issuance to 1,300,000. As of September 30, 2002, employees have purchased 232,479 shares of the Company’s stock since the Plan’s inception. Since September 2001, employees purchased 33,309 shares of the Company’s common stock under the ESPP purchase period that ended October 31, 2001. In conjunction with the wind down of its operations, the Company discontinued employees’ participation in the ESPP and refunded their contributions for the November 1, 2001 through April 30, 2002 purchase period. It began a new six-month purchase period on July 1, 2002.

The purpose of the ESPP is to encourage ownership of common stock by employees of the Company and to promote the success of the business of the Company by aligning employee and shareholder interests. The Company offers eligible employees the opportunity to purchase common stock on a regular basis through the ESPP, generally through payroll deductions. The Company believes that this amendment is necessary to ensure that a sufficient reserve of common stock is available under the ESPP for 2002 and several years thereafter.

The number of newly authorized shares on which options could be granted under the Incentive Plan will represent approximately 4% of the currently outstanding shares of Common Stock.

The Board approved the Amendment to the Incentive Plan on June 27, 2002 and it will become effective upon approval by the stockholders. Below is a summary of the principal provisions of the ESPP. The summary is not necessarily complete, and reference is made to the full text of the Plan.

The 1995 Employee Stock Purchase Plan

Eligibility.    All employees of the Company who normally work at least 20 hours per week and more than 5 months in a calendar year are eligible to participate in the ESPP. At July 10, 2002, of approximately 45 employees eligible to participate in the Plan, 16 were participating.

Stock Purchases.    The ESPP provides for generally twenty-four-month periods (“Offering Periods”) during which an employee may participate in the plan. Each Offering Period will commence on the first business day of May and November each year (the “Enrollment Date”) and will conclude generally on the last business day of the twenty-fourth calendar month thereafter. The ESPP also provides for six-month Purchase Periods, which begin on the first business day of May and November each year, during which payroll deductions will be accumulated. On the Enrollment Date of each Offering Period, subject to the terms of the ESPP, the Company will grant to each eligible employee who is then a participant in the ESPP an option to purchase on the last day of the Offering Period at the Option Price (described below) that number of shares of common stock reserved under the ESPP which the employee’s accumulated payroll deductions on the last day of the Purchase Period will pay for at the Option Price. The “Option Price” for each Offering Period is equal to the lesser of (i) 85% of the fair market value per share of common stock (defined as the quoted closing sale price) on the first business day of the Offering Period or (ii) 85% of the fair market value per share of common stock on the last business day of the Offering Period.

Eligible employees who elect to participate in the Plan will designate a stated whole percentage equaling at least 1%, but no more than 10% of Eligible Compensation, to be deposited into a periodic deposit account. On each date of exercise, the entire periodic deposit account of each participant in the Plan is used to purchase whole shares of Common Stock. The Company shall maintain a stock purchase account for each participant to reflect the shares of Common Stock purchased under the Plan by each participant. No participant in the Plan is permitted to purchase Common Stock under the Plan at a rate that exceeds $12,500 in fair market value of Common Stock, determined at the time options are granted, for each Purchase Period.

Administration.    The Compensation Committee of the Board of Directors administers the plan on behalf of the Company. The Compensation Committee has delegated its authority, responsibility, and discretion to administer the day-to-day operation of the ESPP to certain executive officers and employees of the Company. The Board of Directors may terminate or amend the ESPP at any time; provided, however, that the Board of Directors may not, without approval by the stockholders of the Company in a manner satisfying the requirements of Section 423 of the Internal Revenue Code (the “Code”), increase the maximum number of shares of common stock available for purchase under the ESPP. Accordingly, the Company is seeking shareholder approval of the amendment to the ESPP at this Annual Meeting.

Plan Benefits

The following table shows the number of shares of Common Stock purchased during 2001 by the Named Executive Officers and by all employees as a group (excluding executive officers).

Name	Dollar Value(1)	Number of Shares Purchased
David E. Collins	$—	—
Nancy E. Katz	$5,087	18,703
Richard D. Brounstein	—	—
All employees as a group (excluding executive officers)	$29,584	117,091

(1)	Based on payroll deduction amounts applied to purchase price.

The Board approved the amendment to the ESPP on June 27, 2002 and it will become effective upon approval by the stockholders of both this Proposal 5 and Proposal 2 described above. If the stockholders approve this Proposal 5 but do not approve Proposal 2 as described above, this Proposal 5 will take effect at such future time as the Company’s Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock.

Approval Required

Approval of Proposal 5 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting on the Proposal at the Annual Meeting.

The Board unanimously recommends a vote FOR the amendment to the 1995 Employee Stock Purchase Plan to increase by 3,700,000 the number of shares of common stock reserved for issuance thereunder. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 6)

The Board recommends that the stockholders ratify the Board’s appointment of the accounting firm of KPMG LLP as independent auditors to audit the financial statements of the Company. The firm has conducted the audits for the Company for many years and is considered by management of the Corporation to be well qualified.

Representatives from KPMG LLP are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions raised during the meeting.

Approval Required

Approval of Proposal 6 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting at the Annual Meeting.

The Board unanimously recommends a vote FOR the approval of the appointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2002. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals for Inclusion in the Company’s Proxy Statement for the 2003 Annual Meeting

Under the rules of the Securities and Exchange Commission, stockholder proposals submitted for next year’s Proxy Statement must be received by the Company no later than the close of business on May 16, 2003, to be considered. Proposals should be addressed to Jerrold Dotson, Secretary, Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502.

Any stockholder who wishes to bring a proposal before the Calypte Biomedical Corporation 2003 Annual Meeting of Stockholders, but does not wish to include it in the Company’s proxy materials, must provide written notice of the proposal to Calypte’s Secretary, at the above address, by June 16, 2003.

Other Information

The Company does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

By order of the Board of Directors,

Nancy E. Katz
President and Chief Executive Officer

Alameda, California
December 20, 2002

CALYPTE BIOMEDICAL CORPORATION
1265 HARBOR BAY PARKWAY
ALAMEDA, CALIFORNIA 94502

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANTHONY J. CATALDO and NANCY E. KATZ, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of Calypte Biomedical Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of Calypte Biomedical Corporation to be held at the Company’s headquarters offices located at 1265 Harbor Bay Parkway, Alameda, California 94502 on February 6, 2003, at 9:00 a.m. local time, and at any adjournments or postponements thereof, with all powers that the undersigned would have if personally present thereat:

(CONTINUED ON OTHER SIDE)

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as this	☒

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5 and 6.

		FOR all nominees (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed below
1.
Election of Directors
Anthony J. Cataldo; Nancy E. Katz; Paul Freiman; Julius R. Krevans, M.D.; Mark Novitch, M.D.; Zafar Randawa, Ph.D.; John J. DiPietro; and Dian J. Harrison.
(The Board of Directors recommends a vote FOR.)
		☐		☐

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2002 annual meeting of stockholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided to the right.)

2.
Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect an increase in the number of shares of the Company’s Common Stock authorized for issuance from 200,000,000 to 550,000,000 shares. (The Board of Directors recommends a vote FOR.)
		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
Proposal to amend the 2000 Equity Incentive Plan to increase by 83,000,000 the number of shares reserved for issuance, to increase the annual grant limit to 10,000,000 shares for a Plan participant, and to eliminate the exercise price limitation of 85% of the market price on the date of grant (The Board of Directors recommends a vote FOR.)
		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Proposal to amend the 1995 Director Option Plan to increase by 7,150,000 the number of shares reserved for issuance. (The Board of Directors recommends a vote FOR.)	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Proposal to amend the 1995 Employee Stock Purchase Plan to increase by 3,700,000 the number of shares reserved for issuance. (The Board of Directors recommends a vote FOR.)	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Proposal to ratify the selection of KPMG LLP as the Company’s independent accountants for the 2002 fiscal year. (The Board of Directors recommends a vote FOR.)	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                              Signature if held jointly                                 Dated:                 , 2003

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.